Exhibit 99.1

PRESS

RELEASE

February 26, 2016

BankGuam Holding Company

Declares 1st Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share at its Board’s regular meeting held on Monday, February 22, 2016. The dividend will be paid on March 31, 2016, to shareholders of record as of March 15, 2016.

BankGuamHolding Company President and Chair of the Board, Lou A. Leon Guerrero stated, “I am happy to report that we have met our financial performance for this quarter, thus allowing us to once again provide a return on our shareholder’s investment.”

CONTACT:	BankGuam Holding Company William D. Leon Guerrero, EVP and COO (671) 472-5273